At RFMD(R)		At The Financial Relations Board
Doug DeLieto	Dean Priddy	Joe Calabrese
VP, Investor Relations	CFO	Vice President
336-678-5322	336-678-7975	212-827-3772

FOR IMMEDIATE RELEASE

January 5, 2012

RFMD® PROVIDES QUARTERLY FINANCIAL UPDATE

Greensboro, NC, January 5, 2012 – RF Micro Devices, Inc. (Nasdaq GS:RFMD), a global leader in the design and manufacture of high-performance radio frequency components and compound semiconductor technologies, today provided a quarterly financial update for its third fiscal quarter, ended December 31, 2011.

RFMD’s revenue for the December 2011 quarter was approximately $225 million. In RFMD’s Cellular Products Group (CPG), revenue was approximately $179 million, as sales of 2G components to China-based customers for entry-level handsets were below expectations. In RFMD’s Multi-Market Products Group (MPG), revenue was approximately $46 million, reflecting broad weakness in MPG’s end markets. The Company noted customer demand softened during the December quarter, with end-of-quarter 2G demand significantly below customer forecasts. RFMD expects gross margin for the December 2011 quarter will decline approximately 9 points sequentially, due to the lower revenue, lower factory utilization, and inventory reserves.

Sales of RFMD’s components for 3G/4G smartphones increased sequentially approximately 16% during the December 2011 quarter.

Bob Bruggeworth, president and CEO of RFMD, said, “RFMD is navigating broadly lower demand in 2G handsets and softness across MPG’s markets. Despite this challenging macro environment, RFMD is winning new business with industry-leading products and technologies, and we fully expect to grow in fiscal 2013, supported by market share gains, new product launches, and expanding relationships with both channel partners and customers.”

In the March 2012 quarter, RFMD anticipates normal seasonality in the handset industry and in MPG’s end markets. The Company will provide additional guidance in its quarterly earnings announcement and corresponding conference call on January 24, 2012. Additionally, Company executives are scheduled to present at the 14th Annual Needham Growth Conference in New York, NY, on Tuesday, January 10, 2012, at 8:40 a.m. Eastern Time. A live audio webcast of the Needham presentation will be available on RFMD’s web site at the following URL: www.rfmd.com (under "Investors").

About RFMD

RF Micro Devices, Inc. (Nasdaq: RFMD) is a global leader in the design and manufacture of high-performance radio frequency components and compound semiconductor technologies. RFMD's products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets. RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in operating results, risks associated with the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, our reliance on a few large customers for a substantial portion of our revenue, the rate of growth and development of wireless markets, our ability to bring new products to market, our reliance on inclusion in third party reference designs for a portion of our revenue, our ability to manage channel partner and customer relationships, risks associated with the operation of our wafer fabrication, molecular beam epitaxy, assembly and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, raw material costs and availability, our ability to reduce costs and improve margins in response to declining average selling prices, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on gallium arsenide (GaAs) for the majority of our products, dependence on third parties, and substantial reliance on international sales and operations. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.

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